Exhibit 99.1

TRI POINTE HOMES CLOSES $2.8 BILLION MERGER WITH WEYERHAEUSER REAL ESTATE COMPANY

- Positions TRI Pointe as One of the Top 10 Largest Public Homebuilders in the United States with 31,000 Lots in Key Growth Markets -

IRVINE, CA (July 07, 2014) – TRI Pointe Homes, Inc. (NYSE: TPH) (“TRI Pointe” or the “Company”) announced today that its Reverse Morris Trust transaction with Weyerhaeuser Company (NYSE: WY) (“Weyerhaeuser”) has closed. The transaction, one of the biggest in homebuilding industry history, has resulted in the merger of TRI Pointe with Weyerhaeuser’s homebuilding subsidiary, Weyerhaeuser Real Estate Company (“WRECO”). The transaction is valued at approximately $2.8 billion and positions TRI Pointe as one of the top 10 largest public homebuilders in the United States by equity market capitalization based on the closing price of TRI Pointe common stock on July 3rd, 2014.

As a result of the merger with WRECO, TRI Pointe’s land inventory has increased to approximately 31,000 owned or controlled lots with more than 19,000 of those lots located in entitlement-constrained California, where TRI Pointe’s management team has substantial experience and an established history of success. The additional land holdings provide the necessary land supply and diversification for future land and lot sales as well as increased home deliveries.

The transaction enhances TRI Pointe’s geographic presence by adding WRECO’s established collection of quality homebuilding companies, which will continue to operate under their respective brand names:

•	TRI Pointe Homes – Northern and Southern California and Colorado
•	Pardee Homes – Southern California and Southern Nevada
•	Quadrant Homes – Puget Sound region of Washington State
•	Maracay Homes – Phoenix and Tucson, Arizona
•	Trendmaker Homes – Houston, Texas
•	Winchester Homes – Washington, DC metro area and Richmond, Virginia

These companies boast some of the most experienced leadership teams in the home building industry averaging over 20 years of experience. The combined company will continue to be governed by TRI Pointe’s seasoned and respected executive management team. Barry S. Sternlicht will remain as Chairman of the TRI Pointe Board of Directors, which has been expanded from seven to nine directors. Doug Bauer will continue to serve as Chief Executive Officer of TRI Pointe, Tom Mitchell as President and Chief Operating Officer, and Mike Grubbs as Chief Financial Officer.

“Doug, Tom and Mike are a best-in-class executive team with deep managerial talent and a proven track record running a large, geographically diverse, growth-oriented public homebuilding company,” said Mr. Sternlicht, who also serves as Chairman and Chief Executive Officer of Starwood Capital Group, which financed TRI Pointe in 2010. “I am confident that they will build upon their past success and lead TRI Pointe to greater achievements as we look to take advantage of the enormous growth opportunities in the marketplace.”

TRI Pointe’s leadership remains focused on executing a disciplined homebuilding strategy. The merger with WRECO is expected to provide TRI Pointe with significantly enhanced scale, with more than 3,400 new home deliveries and $1.6 billion in revenue on a historical combined basis over the past twelve months ended March 31, 2014.

“With the success of this completed merger, TRI Pointe is well-positioned as a leading homebuilder focused on some of the nation’s most attractive housing markets,” stated Mr. Bauer. “As we have demonstrated since we went public only 18 months ago, we continue to successfully deliver and execute on the strategy of securing new opportunities for growth while executing our plan to deliver earnings over time. These factors, combined with enhanced liquidity, the right land supply and geographic diversification, should provide a runway for sustainable growth.”

About TRI Pointe

Headquartered in Irvine, California, TRI Pointe Homes, Inc. (NYSE: TPH) is one of the top 10 largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells innovative single-family homes and condominiums through its portfolio of six quality brands, which include Maracay Homes of Arizona; Pardee Homes of California and Nevada; Quadrant Homes of Washington; Trendmaker Homes of Texas; TRI Pointe Homes of California and Colorado; and Winchester Homes of Washington DC and Virginia. Additional information is available at www.tripointehomes.com.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters set forth in this press release, including statements regarding the Company’s plans with respect to building and selling homes, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the risks and uncertainties associated with TRI Pointe’s ability to integrate WRECO successfully and to achieve anticipated synergies; the risk that disruptions from the transaction will harm TRI Pointe’s businesses; the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, the strength of the U.S. dollar, adverse weather, regulatory approvals, labor shortages and other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents subsequently filed with or furnished to the Securities and Exchange Commission. However, it is not possible to predict or identify all such risks and uncertainties. Consequently, while the foregoing list is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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TRI Pointe Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-892-4744

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696